Exhibit 99.2

CALL TRANSCRIPT

CONFERENCE CALL HELD ON APRIL 29, 2014

CORPORATE PARTICIPANTS

John Jacunski - P. H. Glatfelter - EVP & CFO

Dante Parrini - P. H. Glatfelter - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Steve Chercover D.A. Davidson & Co. - Analyst

Debbie Jones Deutsche Bank - Analyst

James Armstrong Vertical Research Partners - Analyst

PRESENTATION

OPERATOR

Good morning. My name is Kayla and I will be your conference operator today. At this time, I would like to introduce John Jacunski.

John Jacunski P. H. Glatfelter - EVP & CFO

Thank you, Kayla. Good morning and welcome to Glatfelter’s 2014 first quarter earnings conference call. This is John Jacunski. I am the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2013 Form 10-K filed with the SEC, and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

And, finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider. I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Thanks, John. Good morning and thank you for joining us to discuss our earnings for the first quarter of 2014. Earlier today, we reported net income of $14.6 million or $0.33 per share for the first quarter. After excluding non-core business items, we earned $0.32 compared to $0.40 in the year-ago period. Results for the first quarter were impacted by the pulp mill production issues at our Ohio facility, as well as severe winter weather conditions that affected our Ohio and Pennsylvania operations. We will speak to both of these items in more detail during today’s call.

Economic conditions were bumpy during the first quarter due to the severe weather conditions in the United States, slowing growth in China, and the crisis in Ukraine. Despite these conditions, our key markets continued to perform pretty well.

Net sales during the quarter increased 12.5% and totaled $456 million. Excluding the Dresden acquisition, net sales increased 2.3%. Net sales for composite fibers, excluding the Dresden acquisition, grew 5%, driven by growth in tea, single serve coffee, and technical specialties.

Dresden delivered another strong quarter and, when combined with solid operating performance, this business unit generated record quarterly profits of $19.3 million, 65% higher than the first quarter of last year. We also had strong growth in the Advanced Airlaid Materials business, with shipping volume increasing 5% and revenue growing 8%.

Our leadership positions in the growing hygiene and specialty wipes markets continued to provide growth opportunities for this business. This growth led to a 30% improvement in operating profit during the quarter to $5.9 million.

As we discussed on our prior call, specialty papers began experiencing serious pulp production issues at its Ohio facility during the fourth quarter of 2013. These issues continued into the first quarter and the associated cost penalties from these issues, together with the severe weather conditions, created a very difficult operating environment for this business and led to a substantial drop in its first quarter operating profit.

We have resolved the pulp production issues at the Ohio facility and have been producing at expected levels since early March. I am confident these issues are now behind us and I am optimistic that this business is positioned to capitalize on improving pricing conditions in its markets.

So with this brief overview, I ask John to provide a more in-depth review of our first quarter results. And then I will offer some additional perspectives on our business. John?

John Jacunski P. H. Glatfelter - EVP & CFO

Thank you, Dante. For the first quarter, we reported adjusted earnings of $14.1 million or $0.32 per share compared to adjusted earnings in the year ago quarter of $17.4 million or $0.40 per share.

Slide 4 shows a bridge of adjusted earnings per share from the first quarter of last year to this year. Composite fibers added $0.14 per share, reflecting the Dresden acquisition, which, net of interest costs, was $0.12 accretive to earnings during the first quarter.

Advanced Airlaid Materials results increased earnings per share by $0.02 in the comparison, reflecting increased shipping volumes. Specialty Papers results reduced earnings per share by $0.28, reflecting the Ohio pulp mill issues and the costs related to the severe weather. And lower pension expense and a lower tax rate increased earnings per share by $0.06.

Slide 5 summarizes a record quarter for the Composite Fibers business. This business generated revenue of $158.6 million in the first quarter, up 42% over last year, reflecting the Dresden acquisition and organic growth of 5%.

Excluding the Dresden acquisition, shipping volumes declined 2.2%. However, our mix improved. Food and beverage shipments increased 4%. The single serve coffee market remained strong with shipments up 11%, while shipments of teabag products were up 2%.

Shipments of nonwoven wall cover products rebounded from the weak fourth quarter, increasing 27% on a sequential quarter basis. Shipments of technical specialties products were also strong, increasing 11% year-over-year, driven by growth in the electrical market.

As expected, composite laminate shipments were down 12%, reflecting strategic initiatives to expand our incline wire capacity and improve our mix by exiting the lower end of this segment. Shipments of metallized products declined 10%. Demand for wet glue label products remains weak in the segment and competition is increasing.

We had a strong operating quarter with improved productivity and record low waste levels. This led to an 18% increase in inventories, which we will reduce over the balance of the year. Operating profit for composite fibers was a record $19.3 million during the quarter, up 65% compared to a year ago. And EBITDA margins expanded by 240 basis points to 16.9%.

The Dresden acquisition continues to meet expectations, contributing $8.5 million to operating income this quarter. For the second quarter, 2014, we expect continued strong market conditions for tea and single serve coffee, and improved shipments of nonwoven wall cover and metallized products. So overall, we expect shipping volumes to be up about 5% compared to the first quarter. However, we expect the benefit of these higher shipments to be offset by lower capacity utilization as we reduce inventories.

Advanced Airlaid Materials results are summarized on slide 6.

This business generated record quarterly revenue in the first quarter with net sales of $71.3 million. This was up 8% compared to the first quarter of last year. Shipping volumes increased 5% with increases in adult incontinence and specialty wipes. Our leadership positions in the key markets of feminine hygiene, adult incontinence, and specialty wipes, continue to provide growth opportunities for us.

Operating profit for Advanced Airlaid Materials totaled $5.9 million in the first quarter, up 30% compared to the first quarter of last year. This was driven by volume growth and includes $600,000 of costs, net of insurance recoveries, related to the fires in 2013. The cost associated with these fires is now complete.

For the second quarter, we expect shipping volumes to be in line with the first quarter with slightly higher selling prices and raw material costs.

Slide 7 provides a summary of Specialty Papers results during the quarter.

As we indicated during our fourth quarter call, the Ohio pulp mill issues significant impacted specialty papers results for the fourth quarter first. Together with costs associated with severe weather during the winter months, these factors led to a $15.9 million decline in operating profit in the year-over-year comparison. Our ability to sell electricity to the grid from our facility in Pennsylvania helped to offset some of the severe weather impact, as rates spiked in the first quarter, driven by the weather.

I would now like to turn to slide 8 to provide an update on the pulp production issues at our Ohio facility before returning to slide 7 to further discuss the results for the quarter.

On our previous call, we discussed the pulp mill production issues related to excessive scaling in the evaporators at the pulp mill in Ohio. The excessive scaling led to a 16% reduction in pulp produced at our Ohio facility in the first quarter compared to the year ago period, resulting in cost penalties totaling $9.4 million. We have determined the root cause and implemented changes to improve liquor chemistry in addition to making a process change, and these changes have resolved the issues. As shown in the upper left-hand chart on this slide, pulp production has been stable since early March and has returned to historical levels.

Returning to slide 7, from a topline perspective, net sales decreased $1.3 million, or 1% during the quarter. Selling prices improved $1.7 million compared to the year ago quarter, and were up $2.1 million compared to the fourth quarter. Shipping volumes were flat and much better than the broader uncoated free sheet market that was down 7%. We continue to grow in key product lines to offset the impact of the broader market decline.

During the quarter, shipments of non-carbonless forms products were up 18%. Engineered products increased 7% and envelope increased 5%. Shipments of book publishing products were down 14%. Based on projected demand, we expect book publishing shipments to return to more normal levels in the second quarter.

Shipments of carbonless products declined 13% compared to a year ago, which is a bit higher than the long-term market decline. But our shipments for all of 2013 were down only 5%. So we believe this is just near-term market volatility.

We expect our broad product line, flexible assets, and excellent customer service to allow us to continue to outperform the broader uncoated freesheet market and run our facilities at capacity. For this business unit in the second quarter, we expect shipping volumes to be flat compared to first quarter, with higher average selling prices adding $2 million to $3 million to operating profit as we continued to implement price increases announced late last year and early this year.

In addition, we will complete our normal annual maintenance outages during the second quarter. These outages are estimated to cost $28 million this year compared with $22 million in the second quarter of 2013, reflecting an expanded scope of work.

Slide 9 shows corporate costs and other financial items for the quarter. Overall, corporate costs declined compared to last year. This is largely due to $1.8 million of acquisition and restructuring costs incurred last year, which are excluded from adjusted earnings, together with a $2.4 million decline in pension expense.

The status of our pension plans are shown on slide 10. Our qualifying plan remains well-funded. We have not had to make cash contributions to our qualified plans for quite some time and we do not expect to for the foreseeable future. With respect to pension expense, considering the impact of higher discount rates and the improved funded status, we expect full year 2014 expense of approximately $6.2 million, compared with $14.2 million for 2013.

Slide 11 shows our free cash flow. During the first quarter, we used cash from operations of $10.2 million compared with generation of $15.8 million in the first quarter of 2013. The decline in cash flow from operations was driven by a higher use of cash this year for working capital and higher cash tax payments.

In addition, Dresden uses cash in the first quarter for the payment of customer incentives earned in the prior year and we do not have this business in the first quarter of last year. Capital expenditures for the quarter declined compared to last year due to the completion of a composite fibers capacity expansion project. For the full year, we expect capital expenditures of $80 million to $90 million.

Finally, slide 12 shows some balance sheet and liquidity metrics. Our balance sheet remains in good shape with leverage on a net debt basis of two times at March 31. We finished the quarter with $74.8 million of cash and $199 million available under our revolving credit facility. We believe this provides ample liquidity to continue to execute our growth strategies.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Thanks, John. The results of the past two quarters did not reflect the true earnings and cash flow power that we have in our business. The impact of the pulp production issues at our Ohio facility and the severe weather in the Northeast had a significant impact on our profitability and cash flows.

With the pulp mill issues resolved, winter behind us, and the realization of announced price increases, I am confident that the building blocks are in place to deliver improved operating performance in specialty papers.

In our growth businesses, composite fibers and Advanced Airlaid Materials, our leadership positions in key consumer markets such as tea, single serve coffee, hygiene, and nonwoven wall cover continue to look strong and position us for longer-term growth. As I look further into 2014, I believe our strategy will continue to serve us well and we are poised to continue generating solid results in our businesses.

Our Board of Directors demonstrated its confidence with its action in February to increase our dividend by 10%, following the 11% increase in 2013. In addition to an attractive dividend, we are repurchasing our stock under a previously authorized $25 million share buyback program.

Throughout the year, we will remain focused on successfully executing our strategy for building a larger, more global, and more profitable specialty business. We remain committed to maintaining a strong balance sheet with a capacity to fund growth initiatives and return value to shareholders. So I am enthusiastic about these opportunities and believe we are well-positioned to continue to drive earnings growth and healthy free cash flows.

At this point, I would now like to open the call for any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions) Steve Chercover, D. A. Davidson.

STEVE CHERCOVER - D.A. DAVIDSON & CO. - ANALYST

Just a couple quick questions, please. First of all, on the pulp issue, can you elaborate how the chemistry got out of balance? Were there any changes late last year that precipitated the imbalance?

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Yes, Steve. This is Dante. So as you might imagine, we have a number of factors that can influence these things. I will try not to get too technical. But it was a compounding effect of a handful of issues, such as things like salt/molar ratio and residual alkali, steam temperature and vacuum control that, when combined with the evolving product portfolio and the species mix of softwood and hardwood pulp production created this chemistry imbalance.

And so we did get to root cause. We have resolved it through some chemistry changes, some process changes, some equipment changes, and now we have very good leading indicators to assess performance going forward.

STEVE CHERCOVER - D.A. DAVIDSON & CO. - ANALYST

Okay. So the main benefit is you are going to be on top of this and it is unlikely to recur. Did the process changes or the expanded scope of your CapEx — do they provide any productivity benefits going forward?

John Jacunski P. H. Glatfelter - EVP & CFO

No. Steve, there were really very little in the way of investments necessary for these process changes. And the chemistry changes were, again, no capital cost. It is reflected obviously in the $9.4 million of cost penalties we had. So it is not going to lead to improvement over our historical production levels, but we certainly don’t expect this will occur again.

STEVE CHERCOVER - D.A. DAVIDSON & CO. - ANALYST

Great. And then, switching gears to comps at fibers, it does look like your pricing was down about 6% in the quarter, which I think conflicts with the previous guidance. Is that a mix issue or can you elaborate on that, please?

John Jacunski P. H. Glatfelter - EVP & CFO

Yes. If you see on slide 5, we show what our selling price movements were year-over-year, so we had no selling price net change. So, any changes to the average selling prices from whole business units reflect mix. And remember that we did not have the nonwoven wall cover business a year ago, and that is now in our results.

STEVE CHERCOVER - D.A. DAVIDSON & CO. - ANALYST

Okay. And you are coming up on the anniversary of the Dresden acquisition. Is it safe to assume that you are looking for the next one?

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Yes, this is Dante. We don’t comment on any specific targets or timing, as you can appreciate, but we have been very consistent about articulating our strategy for value creation. We worked hard to transform this business and shape our portfolio such that two of our three business units now have compelling organic growth opportunities. And we have leading share positions.

And we have invested in organic growth, but at the same time we have demonstrated an ability to identify niche businesses that fit our strategy well that we think we can value correctly, acquire, and integrate. So I think we will continue to move along a multidimensional path of value creation, but I can’t give any specifics at this point in time.

OPERATOR

Debbie Jones, Deutsche Bank.

DEBBIE JONES - DEUTSCHE BANK - ANALYST

I was wondering if you could discuss your exposure to Russia and the Ukraine and your thoughts on how the current economic and political situation might impact your business going forward.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Sure. Annually, we have about $125 million of revenue exposure in Russia, Ukraine. And it is related to the nonwoven wall cover business, our teabag business, and metallized products, essentially. We do have some technical specialties, but it is not very material.

And from a receivables point of view, it is about $19 million or 55 days. So far, there has been no impact on our business and the sanctions that have been enacted, in large part, have been focused more toward individuals. So we will continue to monitor the situation, as you might imagine. But, again, to reiterate, we have not had any impact on our business to date.

DEBBIE JONES - DEUTSCHE BANK - ANALYST

So the weakness in metallized products was not specific to that?

Dante Parrini - P. H. Glatfelter - Chairman & CEO

No. It was more specific to the wet glue label shipments in Europe

DEBBIE JONES - DEUTSCHE BANK - ANALYST

Okay.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Yes.

DEBBIE JONES - DEUTSCHE BANK - ANALYST

Okay. And then for air laid, can you just remind me of your mix of business there between adult incontinence, specialty wipes, and feminine care? And discuss the anticipated industry growth rates over the next few years and whether or not Glatfelter can achieve those and how you characterize your current capacity situation in air laid.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Sure. So feminine hygiene is still the largest component of our mix. It is well over 80%, 82%, essentially. Specialty wipes and adult incontinence are single-digit percentages of our portfolio.

In terms of industry growth rates, we see anywhere in the 5% to 6% across most of the categories for our air laid products. And we fully expect and will give our very best effort to continue to develop products and service offerings to meet the needs of our existing customers in fem care and support the emerging growth in adult incontinence, as well as thin baby diapers and our specialty wipes, which is a nice growing subcategory as well.

In terms of asset or capacity utilization, this business unit is operating in the mid-90s. So our Gatineau, Quebec, Canada facility is essentially running at full capacity. Our Falkenhagen, Germany facility does have some available capacity.

So we are continuing to invest in our continuous improvement initiatives to look for ways to debottleneck and create incremental capacity while, at the same time, forming a point of view on the market development and how we may choose to support the ongoing growth of our segments and our customers.

DEBBIE JONES - DEUTSCHE BANK - ANALYST

Okay. That’s helpful. And just last quick question. I was just wondering, could you elaborate on the power sales benefit in the quarter? And, I am sorry if I missed this, but I just wanted to know how to think about that going forward.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

John?

John Jacunski P. H. Glatfelter - EVP & CFO

Our power sales, if you look at on a year-over-year basis, the power sales were up about $4.6 million and that was largely because of the spike in pricing in the first quarter related to weather. There were also some generation units that were off-line. So, as there was very cold weather and demand increase that forced a spike up in the rates, and we did take the opportunity to make sure we generated the maximum amount of energy we could to continue to sell that market.

So if you look at the slide 7, we show, when we combine that with our renewable energy credit sales, we were up $4.1 million over the first quarter of last year. Now, we would expect that to go down in Q2. Certainly, there is not a premium price in the market today. So we would expect that to get back to a more normalized level.

OPERATOR

James Armstrong, Vertical Research Partners.

JAMES ARMSTRONG - VERTICAL RESEARCH PARTNERS - ANALYST

Good day. First, can you update us on what you think your full year tax rate will be at this point? Is 30% still a good number?

John Jacunski P. H. Glatfelter - EVP & CFO

I think 30%, going forward, for quarters two, three, and four, are the appropriate benchmark. Obviously, we are a little bit lower than that in Q1 for a couple of reasons. But, 30% is the right level going forward.

JAMES ARMSTRONG - VERTICAL RESEARCH PARTNERS - ANALYST

Good. And then, on maintenance expense, was there any — besides the evaporator issues, was there any specific maintenance done in the first quarter?

John Jacunski P. H. Glatfelter - EVP & CFO

Nothing out of the ordinary, no.

JAMES ARMSTRONG - VERTICAL RESEARCH PARTNERS - ANALYST

Okay. And, lastly, should the full price increase that is announced in the market be affected? And how much would your average realizations per ton change in specialty paper from Q1 levels?

Dante Parrini - P. H. Glatfelter - Chairman & CEO

We have two announced price increases in the uncoated freesheet market. So the first one, which was announced last October, we are realizing at a normal rate in the 60% type range. And then the second one is still in the process of being implemented and we have several conversations ongoing with various customers, and would expect that this one would come in at or just below the realization rate of the first one.

JAMES ARMSTRONG - VERTICAL RESEARCH PARTNERS - ANALYST

But as you look across your portfolio, is it across the entire specialty papers portfolio or just a subset of it?

John Jacunski P. H. Glatfelter - EVP & CFO

That is related to, generally speaking, our white papers. So that applies to about 500,000 tons of our business on an annual basis.

OPERATOR

(Operator Instructions) And there are no more questions at this time. Now we will have closing remarks from Dante Parrini.

Dante Parrini - P. H. Glatfelter - Chairman & CEO

Thank you. So I would just like to thank you again for joining us today and we look forward to speaking with you next quarter. Have a good day.

OPERATOR

This is the end of today’s call. You may now disconnect.